Exhibit 10.19

Metabasis Therapeutics, Inc.
11119 North Torrey Pines Road
La Jolla, California 92037
September 12, 2006	T 858 587 2770 F 858 458 3504
www.mbsis.com

Barry Gumbiner, M.D.

221 Coldspring Court

Franklin Township, NJ 08873

Dear Barry:

The purpose of this letter is to provide you with an addendum to the terms set forth in your offer letter dated September 6, 2006. In addition to the offer of employment with the same benefits and policy guidelines set forth in your original offer letter, the following terms will be added.

In addition to the relocation summary, Metabasis will agree to pay up to 2 trips to New Jersey to oversee the sale and close of your home and move of your household goods. In addition, we will pay for your rental car while in New Jersey and from the time you arrive in San Diego until your own automobile is delivered.

Per your professional expenses, Metabasis will pay your membership in at least three professional societies of your choice. Metabasis will also pay for up to 2 state medical licenses. Additionally, Metabasis agrees to let you take up to one half day of each week to work in a clinic and will pay for your malpractice insurance if this is not provided by the clinic.

According to our current stock options guidelines, you will be eligible to receive up to 33,450 options each year based on your performance. Please find the Stock Option Agreement attached to this document.

To formally record your acknowledgement of this addendum, please sign below and return one original of this letter to me as soon as possible.

Sincerely,

Howard Foyt, M.D., Ph.D.

Vice President, Clinical Development

9-19-06
Barry Gumbiner, M.D.	Date